Exhibit 99.1

NCS Multistage Holdings, Inc. 19450 State Highway 249, Suite 200 Houston, Texas 77070

PRESS RELEASE

NCS MULTISTAGE HOLDINGS, INC. PROVIDES FOURTH QUARTER 2018 AND OPERATIONAL UPDATE

HOUSTON, Feb. 07, 2019 (GLOBE NEWSWIRE) -- NCS Multistage Holdings, Inc. (NASDAQ:NCSM) (the “Company,” “NCS,” “we” or “us”), a leading provider of highly engineered products and support services that facilitate the optimization of oil and natural gas well completions and field development strategies, today provided an update on its financial results for the quarter ended December 31, 2018 and certain financial and operational results for 2018.

Total revenue for the quarter is expected to be between $49.7 million and $50.7 million. U.S. revenue is expected to be between $27.3 million and $27.7 million, the midpoint of which represents a 4% increase compared to the third quarter of 2018. The increase was primarily driven by an increase in product sales, offset by a slight decline in services revenue.  Canadian revenue is expected to be between $19.1 million and $19.4 million, the midpoint of which is a 34% decrease compared to the third quarter of 2018.  The decline was primarily attributable to a reduction in activity amongst our customer base related to low spot natural gas prices, declining crude oil prices and high crude oil price differentials. International revenue is expected to be between $3.3 million and $3.6 million.

Total cost of sales, exclusive of depreciation and amortization expense is expected to be between $25.5 million and $26.0 million for the quarter.

Selling, general and administrative expenses are expected to be between $19.6 million and $20.1 million for the quarter, including approximately $2.7 million in share-based compensation expense and approximately $0.3 million in non-recurring professional fees.

NCS ended 2018 with over $25.0 million in cash. Total purchases of property and equipment, net in 2018 were approximately $15.4 million, and included the purchase and development of software and technology related to our new enterprise resource planning (ERP) system.

Due primarily to a deterioration in market conditions in late 2018 that have continued into 2019, particularly in Canada, and the impact on the profitability of our operations, NCS is currently conducting an analysis with respect to potentially recording an impairment to goodwill and other long-lived assets.  Based on our preliminary analysis, we expect to recognize non-cash impairment charges to goodwill and other long-lived assets in our financial results for the quarter and twelve months ended December 31, 2018 within income (loss) from operations. We currently expect the size of the non-cash impairment charges to be up to substantially all of the goodwill and other long-lived assets that were reflected on our balance sheet as of September 30, 2018.  We are still in the process of conducting our 2018 annual impairment test and have additional testing procedures required, particularly with regards to impairment test for other long-lived assets. See “Information Regarding Preliminary Results” below.

NCS’s Chief Executive Officer, Robert Nipper, commented, “NCS faced a challenging market environment during the fourth quarter of 2018.  We performed well in the U.S. and grew our revenue in the U.S. on a sequential basis, led by yet another quarter with increased product sales revenue.  In Canada, our technology was used in an NCS-record 227 stage Montney well, completed in a single tool run, demonstrating the reliability of our technology in high-intensity completions.  We continued to expand outside of North America, operating in Argentina, China, Norway, Russia and the United Kingdom during the quarter.

“We are focused on leveraging the investments that we’ve made in our product and service portfolio, our salesforce and our infrastructure over the last several years to continue to grow our business in the U.S. and in international markets.  Based on customer budget announcements and initial activity, we anticipate that the average rig count in Canada in the first quarter of 2019 will be substantially below the same period in 2018, a result of low local commodity prices, commodity price differentials and mandatory production curtailments in the province of Alberta.  We seek to continue to grow our customer base and leverage the full breadth of our products and services in each of our geographic markets and we are working to maintain our market position in Canada during this period of reduced customer activity.

“We continue to be disciplined with respect to our S,G&A and capital spending, and expect our net capital expenditures to be lower in 2019 as compared to 2018.

“I’d like to thank our approximately 425 employees for their efforts and contributions in 2018, and I’d also like to thank our partners at Repeat Precision.  We look forward to providing our shareholders with a further update on our fourth quarter 2018 earnings release and conference call in early March.”

About NCS Multistage Holdings, Inc.

NCS Multistage Holdings, Inc. is a leading provider of highly engineered products and support services that facilitate the optimization of oil and natural gas well completions and field development strategies. NCS provides products and services to exploration and production companies for use in horizontal wells in unconventional oil and natural gas formations throughout North America and in selected international markets, including Argentina, China, Russia, and the North Sea. NCS’s common stock is traded on the NASDAQ Global Select Market under the symbol “NCSM.” Additional information is available on the website, www.ncsmultistage.com.

Information Regarding Preliminary Results

The preliminary estimated financial information contained in this press release reflects management’s estimates based solely upon information available to it as of the date of this press release and is not a comprehensive statement of our financial results for the quarter or twelve months ended December 31, 2018. In addition, the preliminary estimated financial information presented above has not been audited. We have provided ranges for the preliminary estimated financial results described above primarily because our financial closing procedures for the quarter and twelve months ended December 31, 2018 are not yet complete and our audit has not been completed. The information presented above should not be considered a substitute for full audited financial statements for the twelve months ended December 31, 2018 once they become available and should not be regarded as a representation by us or our management as to our actual financial results for the quarter or twelve months ended December 31, 2018. The ranges for the preliminary estimated financial results and the potential recording of an impairment described above constitute forward-looking statements. The preliminary estimated financial information presented above, including the potential impairment, is subject to change, and our actual financial results may differ from such preliminary estimates and such differences could be material. Accordingly, you should not place undue reliance upon these preliminary estimates.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods, or by the inclusion of forecasts or projections. Examples of forward-looking statements include, but are not limited to, statements we make regarding the outlook for our future business and financial performance. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause our actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and the following: declines in the level of oil and natural gas exploration and production activity within Canada and the United States; oil and natural gas price fluctuations; loss of significant customers; inability to successfully implement our strategy of increasing sales of products and services into the United States; significant competition for our products and services; our inability to successfully develop and implement new technologies, products and services; our inability to protect and maintain critical intellectual property assets; currency exchange rate fluctuations; impact of severe weather conditions; restrictions on the availability of our customers to obtain water essential to the drilling and hydraulic fracturing processes; our failure to identify and consummate potential acquisitions; our inability to integrate or realize the expected benefits from acquisitions; our inability to meet regulatory requirements for use of certain chemicals by our tracer diagnostics business; our inability to accurately predict customer demand; losses and liabilities from uninsured or underinsured business activities; changes in legislation or regulation governing the oil and natural gas industry, including restrictions on emissions of greenhouse gases; failure to comply with or changes to federal, state and local and non-U.S. laws and other regulations, including environmental regulations and the U.S. Tax Cuts and Jobs Act of 2017; changes in trade policy, including the impact of additional tariffs; loss of our information and computer systems; system interruptions or failures, including cyber-security breaches, identity theft or other disruptions that could compromise our information; our failure to establish and maintain effective internal control over financial reporting; complications with the design and implementation of our new enterprise resource planning system; our success in attracting and retaining qualified employees and key personnel; our inability to satisfy technical requirements and other specifications under contracts and contract tenders and other factors discussed or referenced in our filings made from time to time with the Securities and Exchange Commission. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact

Ryan Hummer

Chief Financial Officer

(281) 453-2222

IR@ncsmultistage.com